Exhibit 10.66

EMPLOYMENT AGREEMENT

(as amended and restated May 1, 2003)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is amended and effective as of the                      day of May, 2003, by and between ACT Teleconferencing, Inc., a Colorado corporation (the “Company”), and Gene Warren, a Colorado resident (the “Executive”).

RECITALS

WHEREAS, the Executive is experienced in the teleconferencing industry;

WHEREAS, the Company desires, under the terms and conditions of this Agreement, to secure the Executive’s services;

WHEREAS, the Executive is willing to provide services to the Company and to agree that Executive will protect Company’s trade secrets and not compete with the Company in the teleconferencing industry; and

WHEREAS, the Executive executed an Employment Agreement dated September 1, 2001, which the Company and the Executive wish to extend, amend and restate.

AGREEMENT

NOW THEREFORE, in consideration of the above premises and of the mutual covenants and undertakings stated in this Agreement, the Executive and the Company hereby agree as follows:

1. Term.

The Company shall employ the Executive from the date hereof to April 30, 2006 (the “Employment Period”), unless the Executive’s employment under this Agreement terminates earlier under Section 8 of this Agreement. Commencing on April 1, 2006, and on each April 1st thereafter, the Employment Period shall be extended automatically for one additional year, unless by February 1st preceding any such automatic extension, the Company shall give the Executive written notice that it elects not to extend the Employment Period.

2. Duties.

The Company shall employ the Executive as an officer of the Company in the capacity of Chief Operating Officer or whatever other position the Board of Directors from time to time determines (his “Duties”), and the Executive shall perform such Duties as the Company’s board of directors may specify from time to time, to whom the Executive shall report.

During the Employment Period, the Executive shall make himself available full time to perform the Executive’s Duties and responsibilities under this Agreement and shall not engage in other substantial employment or in other material business activities related to the teleconferencing industry, other than trade associations, industry seminars, and other activities that support the Company’s objectives. The Executive shall be permitted and encouraged to participate in professional activities (including board memberships in organizations that do not compete with the Company), speaking, writing, consulting, and teaching with the approval of the Company’s board of directors.

3. Compensation.

(a) Base Salary. While the Executive is employed by the Company under this Agreement, the Company shall pay to the Executive a base salary (“Base Salary”) at least equal to or above the Executive’s 2003 Base Salary. The Company shall pay to the Executive the Executive’s Base Salary in accordance with the Company’s standard payroll practices.

(b) Bonus Awards. While the Executive is employed by the Company under this Agreement, the Company may, in the sole discretion of its board of directors, and, in accordance with any bonus plan or policy which it may adopt, provide the Executive a bonus (“Bonus”) from time to time to compensate the Executive for outstanding effort.

(c) Withholding Taxes. All the Company’s payments to the Executive under this Agreement are subject to withholding of income and employment taxes and all other amounts required by law.

4. Benefits.

(a) Insurance. While the Executive is employed by the Company under this Agreement, the Company shall provide and maintain, solely at its expense, medical, dental, vision, disability, and life insurance coverage substantially similar to current coverage (collectively the “Coverage”) which the Company provides to Executive and/or his spouse, on the date of this Agreement. The Company shall continue to provide Coverage for Executive and his spouse for as long as Benefits are provided pursuant to Section 8(e) hereof, if Executive’s employment is terminated before the end of the Employment Period by death, disability, or without cause (or is terminated without cause or for Good Reason under the Executive Agreement referenced in Section 11 of this Agreement). Coverage may be provided through programs, plans, or insurance contracts as currently in effect or as amended or through programs, plans, or insurance contracts substituted therefor, provided that the terms thereof are substantially identical to the terms of programs, plans, and insurance contracts in effect on the date hereof, or are expressly approved by the Executive or the Executive’s spouse.

(b) Expenses. While the Executive is employed by the Company under this Agreement, the Company promptly shall reimburse the Executive for the Executive’s reasonable and necessary business related expenses provided that they are submitted in accordance with the Company’s general expense reimbursement policies for its executives.

(c) Vacation. The Executive shall be entitled to a minimum of four (4) weeks of paid vacation during each year of employment to be accrued and used in accordance with the Company’s policy regarding vacations. The Executive agrees to cooperate with the schedule of the Company when scheduling the Executive’s vacation.

(d) Other Benefits. The Executive shall be eligible for participation in the Company’s 401(k) plan and any other benefit plan not enumerated above for which the Company’s employees generally, and officers specifically, are eligible. The Executive shall be a covered person under the Company’s directors and officers liability insurance policy.

5. Trade Secrets and Confidential Information.

(a) The Executive acknowledges that during the course of the Executive’s employment with the Company, the Executive has had and will have access to certain proprietary confidential information of the Company maintained in the strictest confidence by the Company as trade secrets, including, but not limited to, information relating to concepts, ideas, software, designs, technology, marketing, research, customers, and information regarding the Company’s finances and business systems and techniques (collectively referred to as the “Confidential Information”). Excluded from Confidential Information is information that is in the public domain or enters the public domain without any fault of Executive; that is disclosed to Executive by a person having no obligation of confidentiality with respect to such information; or that is developed by Executive after termination of his employment without benefit of any disclosure made by Company to Executive during his employment.

(b) The Company has developed and established and will continue to develop and establish valuable plans, products, and services, and it would suffer great loss and irreparable injury if the Executive were to disclose any of the Confidential Information or use the Confidential Information in the solicitation of customers of the Company, or use the Confidential Information to compete with the Company. All Confidential Information disclosed to the Executive, or to which the Executive obtains access, whether originated by the Executive or by others, during the period of the Executive’s employment, which the Executive reasonably believes to be Confidential

Information, or which is recognized by the Company as being Confidential Information, shall be presumed to be Confidential Information.

6. Non-Competition.

The Executive acknowledges the importance to the Company of Executive refraining from any competition with the Company and that this is a key factor in the Company’s willingness to commit to an employment relationship of the duration set forth in the Agreement. To this end:

(a) The Executive acknowledges that the Executive possesses skill, professional training, or experience and knowledge of the Company’s business which are significant to the Company’s business success.

(b) The Executive recognizes that Confidential Information known to Executive would be valuable and beneficial to a competitor. Therefore, it is likely that the Executive could cause grave harm to the Company if the Executive worked for a competitor of or started another teleconferencing company.

(c) During the period of Executive’s employment by the Company and for three (3) years following the termination of Executive’s employment by the Company, the Executive will not be employed by any competitor of the Company, consult with any competitor, or engage in the operation of a teleconferencing company. The Executive will also refrain from actually performing or directly managing or supervising teleconferencing activities or from starting Executive’s own business which would compete with the Company.

(d) The Executive understands that this non-competition provision encompasses and prohibits direct or indirect engagement as a partner, consultant, coventurer, or otherwise, including employment, with any business organization which is engaged in or about to engage in the operation of a teleconferencing company. This provision also includes any parent, subsidiary, or joint venturer of a competitor of the Company to the extent that the affiliated entity engages in the teleconferencing industry (except that nothing in this Agreement shall prohibit Executive from owning not more than 1.0% of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange).

(e) The Executive agrees and acknowledges that any breach of his obligations under this Section 6 or Sections 5 and 7 would cause immediate and irreparable harm to the Company and that immediate injunctive relief would be an appropriate remedy.

(f) The Executive acknowledges and agrees that he has received separate good and valuable consideration for the non-competition agreement contained in this Section 6, including, without limitation, the Company’s forgiveness of a loan owed by Executive to the Company.

7. Intellectual Property Rights.

(a) Assignment. During the course of the Executive’s employment with the Company and for three (3) years thereafter, the Executive shall assign (and hereby does assign) to the Company all of the Executive’s rights, title, and interest to all trademarks, copyrights, creations, inventions, properties, discoveries, improvements, processes, recipes, concepts, analyses, evaluations, messages, formulas, techniques, and ideas (whether or not shown or described in writing or reduced to practice) in works of authorship, including but not limited to any products, programs, designs, studies, textbooks, software programs, and/or services derived therefrom, whether or not patentable or copyrightable, and including any applications for letters patent, letters patent granted, including foreign letters patent (“Inventions”),

(i)	which relate to the Company’s actual or demonstrably anticipated services or research and development,

(ii)	which result from any work performed for the Company,

(iii)	which equipment, supplies, facilities, or trade secret information of the Company was used, or

(iv)	which was developed in whole or in part on any Company time.

(b) Cooperation. The Executive shall assist the Company, at the Company’s expense and request, to obtain patents, copyrights, or other intellectual property protection on any such patentable or copyrightable ideas or inventions, and agrees to execute all documents necessary in the name of the Company. The Executive agrees to promptly and fully disclose and describe all Inventions to the Company and to keep accurate, complete, and timely records of such Inventions. Such records are to be the property of the Company and to be retained in its premises. Nothing in this section shall apply to any Invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, and (1) does not relate (a) directly or indirectly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research and development, or (2) which does not result from any work performed for the Company.

Except as listed on Exhibit A at the end of this Agreement, the Executive will not assert any rights under any Inventions as having been made, authored, or acquired by the Executive prior to his being employed by the Company.

(c) License to the Executive. On a case by case basis, and in its sole discretion, the Company agrees to provide the Executive a perpetual, royalty free non-exclusive license which would allow the Executive to use materials which he develops for the Company, provided that the Executive does not use any such materials for or in conjunction with any venture that competes or may compete, directly or indirectly, with the Company or any of its affiliates.

8. Termination.

(a) Executive’s employment by the Company shall end immediately upon (the “Termination Date”):

(i)	receipt by the Company of Executive’s resignation from the Company (whether written, oral, or in other form),

(ii)	Executive’s receipt of written notice from the Company of termination of Executive’s employment,

(iii)	Executive’s death or incapacity, or

(iv)	expiration of the Employment Period.

(b) Termination of Employment by the Executive. The Executive may voluntarily terminate Executive’s employment by the Company with or without cause upon ninety (90) days prior written notice to the Company. The Executive agrees to cooperate with the Company to minimize the effect of his termination on the operation of the Company.

(c) Termination of Employment by the Company. The Company may terminate Executive’s employment by the Company without cause at any time before the Termination Date upon ninety (90) days’ written notice of termination specifying the date of such termination. The Company also may terminate Executive’s employment by the Company if the Executive becomes unable to perform his Duties as defined in this Agreement for a continuous period of ninety (90) days as a result of a disability, as determined by a licensed physician selected by the Company in its reasonable discretion; provided the Company also satisfies any conditions to such termination set forth in procedures or policies adopted by the board of Directors with respect to termination for disability.

(d) Immediate Termination for Cause by the Company. The Company may immediately terminate Executive’s employment by the Company prior to the Termination Date for any one or more of the following:

(i)	the Executive’s material breach of any term or provision of this Agreement, including the neglect of his Duties, which is not cured within thirty (30) days following receipt of written notice of the breach.

(ii)	The conviction or a plea of guilty or nolo contendere by the Executive to any felony charge, or to any serious misdemeanor charge relating to the operation of the Company.

(iii)	If the Executive commits any act involving dishonesty or fraud, the unauthorized disclosure of confidential information in violation of Section 5 above, or a violation of the restrictive covenants in Section 6 above, that is found by the Company’s board of directors to be materially detrimental to the Company.

(e) Payments Upon Termination.

(i)	Termination With Cause. If the Executive’s employment is terminated for cause, the Executive shall be entitled only to the Base Salary earned by the Executive up to the date of termination as provided in this Agreement and computed pro rata.

(ii)	Termination Without Cause. In the event of termination without cause, the Company, within 30 days of the date of termination, shall pay the Executive a lump sum equal to the total of the Base Salary and Bonus that would accrue pursuant to this Agreement through the date of termination and for a period of three months following the date of termination. The Base Salary and Bonus utilized for calculations under this Section 8(e)(ii) shall be the Base Salary in effect for the year during which the date of termination occurs and a Bonus equal in amount to the Base Salary. In addition, the Company shall provide Executive and Executive’s dependents substantially the same Benefits for said three month period that would have been available to Executive and Executive’s dependents if Executive had remained an employee of the Company. Such Benefits shall be provided through existing group programs or, at the Company’s option, through separate contracts obtained by the Company for such purposes.

(iii)	Other Termination. If the Executive’s employment is terminated by death or disability, the Executive shall be entitled to Base Salary and Bonuses earned by Executive through the date of termination as provided in this Agreement and computed pro rata, plus whatever continuing Benefits are available to the Company’s employees and their dependents when an employee dies or is disabled. If the Employee’s employment is terminated by resignation, the Executive shall be entitled only to Base Salary earnings through the date of termination plus whatever Benefits continue to be available to an employee and dependents of an employee when any employee of the Company resigns.

9. Covenants of the Executive.

(a) Restrictions. The Executive shall not, directly or indirectly, while the Executive is employed by the Company, or for a period of three (3) years after the Executive’s Termination Date:

(i)	employ or attempt to employ any director, officer, or employee of the Company, or otherwise interfere with or disrupt any employment relationship (contractual or other) of the Company;

(ii)	solicit, request, advise, or induce any present or potential customer, supplier, or other business contact of the Company to cancel, curtail, or otherwise change its relationship with the Company; or

(iii)	publicly criticize or disparage in any manner or by any means the Company, or any aspect of its management, policies, operations, products, services, or personnel.

(b) Remedies. The Executive specifically acknowledges and agrees that this Section 9 and each provision of this Section is reasonable and necessary to ensure that the Company receives the expected benefits of this Agreement, and that violation of this Section 9 will harm the Company to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of any violation by Executive or their Personal Representative of any provision of this Section 9, the Company shall be entitled to an injunction (in addition to all other remedies it may have) restraining Executive from committing or continuing such violation. If any provision or application of this Section 9 is held unlawful or unenforceable in any respect, this Section 9 shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

(c) Return of Property. Upon termination of the Executive’s employment with the Company, the Executive agrees to deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, textbooks, reports, data, tables, photographs, videotapes, audiotapes, manuals, computer disks, software, or other documents and media which relate in any way to the business, products, services, trade secrets, or Confidential Information of the Company. The Executive shall be permitted to retain personal correspondence, documents, and items which contain no trade secrets or Confidential Information.

10. No Violation of Other Agreements.

The Executive hereby represents that neither (a) the Executive’s entering into this Agreement nor (b) the Executive’s carrying out the provisions of this Agreement shall violate any other agreement (oral or written) to which the Executive is a party or by which the Executive is bound.

11. Effect of Executive Agreement.

Company and Executive also are parties to an Executive Agreement dated April 1, 1999 (the “Executive Agreement”) in which, among other things, the Company agrees to pay Executive a Special Termination Amount in certain circumstances following a Change in Control, as defined and provided therein. In the event of conflicts between this Agreement and the Executive Agreement or uncertainties to which agreement applies, this Agreement shall determine and control Executive’s relationship with the Company until and unless

(a) the occurrence of a Change in Control, as defined by the Executive Agreement; and

(b) any of the conditions occur which trigger payment of the Special Termination Amount under the Executive Agreement.

The Executive Agreement shall thereafter supercede this Agreement except that

(c) the Company’s obligation to continue providing the benefits described in Section 4 hereof and required by Section 8 hereof shall survive this Agreement and control over any provisions of the Executive Agreement that, expressly or impliedly, are in conflict with this Agreement, regardless of the circumstances of Executive’s termination of employment.

12. Separate Representation.

The Executive hereby acknowledges that the Executive has had an opportunity to seek and receive independent advice from counsel of the Executive’s own selection in connection with this Agreement and has not relied to any extent on any counsel to the Company in deciding to enter into this Agreement.

13. Entire Agreement/Amendments.

This Agreement supercedes and replaces in its entirety that certain employment agreement dated as of September 1, 2001 by and between Executive and Company and such agreement shall be of no further force and effect. This Agreement contains the entire understandings of the parties with respect to the employment of the Executive by the Company, and no provision of this Agreement may be amended, modified, or waived except by written agreement executed by both parties.

14. Waiver.

No delay or failure of either party to exercise any rights or remedies under this Agreement shall constitute a waiver of such rights or remedies under this Agreement.

15. Severance.

If any term or provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement and any other application of the terms and provisions shall not be affected.

16. Successors and Assigns.

This Agreement is binding on the Executive and on the Company and its successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor. No rights or obligations of the Executive under this Agreement may be assigned by the Executive to any other person or entity.

17. Governing Law.

This Agreement shall be construed under and governed by the laws of the State of Colorado.

18. Dispute Resolution.

If the parties cannot in good faith resolve any dispute arising under this Agreement after a party provides thirty (30) days’ written notice to the other party, either party may submit the dispute to binding arbitration in Denver, Colorado pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect. Each party shall bear its own costs and attorneys’ fees associated with the arbitration proceedings. Nothing in this Section 17 shall prevent either party from seeking injunctive or other equitable relief to secure specific performance or prevent a breach under the provisions of this Agreement.

19. Headings.

The headings in this Agreement are for purposes of reference only and shall not limit or define the meaning of the sections.

20. Notices.

All required notices and other communications are deemed given when received and shall be in writing delivered personally; by registered or certified mail, return receipt requested, postage prepaid; by overnight delivery; or by facsimile to the party the address below.

21. Enforcement by Courts.

If a court of competent jurisdiction determines that any term of this Agreement, including, without limitation the provisions of Sections 5, 6, and 7, are partially or wholly inoperative, unenforceable or invalid in a particular case because of their time or geographic scope or for any other reason, the parties agree that such court shall have the power to limit such time or geographic scope or otherwise to recast the terms of this Agreement in such case so as to permit its enforcement to the greatest extent permitted by applicable law.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed on the date and year first above written.

EXECUTIVE:	THE COMPANY:

ACT TELECONFERENCING, INC.

1658 Cole Boulevard, Suite 130 Golden, Colorado 80401

Gene Warren	By:

Print Name:

Title:

EXHIBIT A

To Employment Agreement

Inventions